Issuer Free Writing Prospectus, Dated November 5, 2013

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Filed October 28, 2013, the Prospectus Supplement

Filed October 31, 2013 and

Registration Statement No. 333-174552

Gastar Exploration USA, Inc.

10.75% Series B Cumulative Preferred Stock

This free writing prospectus relates to the preliminary prospectus supplement filed by Gastar Exploration Ltd. (the “Parent”) and Gastar Exploration USA, Inc., a direct subsidiary of Parent (“Gastar USA”), with the Securities and Exchange Commission (the “SEC”) on October 28, 2013, the prospectus supplement filed by Parent and Gastar USA with the SEC on October 31, 2013 (together with the preliminary prospectus supplement described above and the attached base prospectus dated June 8, 2011, the “Prospectuses”) and the related Registration Statement on Form S-3 (File No. 333-174552) of the Parent and Gastar USA. All capitalized terms not otherwise defined in this free writing prospectus shall have the meanings given in the Prospectuses. This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended.

This issuer free writing prospectus is being filed to:

•	revise certain summary pro forma financial information of Gastar USA included in the Prospectuses relating to the unaudited combined pro forma statement of operations of Gastar USA for the six months ended June 30, 2013 to reflect a pro forma adjustment to exclude a non-recurring $43.7 million non-cash gain on acquisition of assets at fair value for the interim periods presented and to make corresponding revisions to the pro forma ratio of earnings to combined fixed charges and preferred stock dividends and the footnotes thereto;

•	supplement pro forma financial information of Gastar USA included in the Prospectuses by providing updated summary pro forma financial information of Gastar USA relating to the unaudited combined pro forma statement of operations of Gastar USA for the year ended December 31, 2012 and the nine months ended September 30, 2013, which has been derived from the pro forma information for the year ended December 31, 2012 and the nine months ended September 30, 2013 filed with the SEC as Exhibit 99.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 by Parent and Gastar USA and the pro forma ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2012 and nine months ended September 30, 2013 based on the supplementary pro forma information; and

•	notify purchasers of Gastar USA’s Series B Preferred Stock of a delay in the proposed settlement date to November 7, 2013 for shares of Series B Preferred Stock offered pursuant to the prospectus supplement filed by Gastar USA and Parent with the SEC on October 31, 2013.

The information in this free writing prospectus revises, updates and supersedes the information in the Prospectuses to the extent that it is inconsistent therewith.

REVISED SUMMARY PRO FORMA FINANCIAL DATA

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2013

The summary pro forma statement of operations data of Gastar USA included on page S-31 and the footnotes thereto included on page S-32 and S-33 of the Prospectuses are hereby updated and superseded as follows:

	Pro Forma Gastar USA Prior to WEHLU Acquisition(1)	Pro Forma Gastar USA After WEHLU Acquisition(2)
	Six Months Ended June 30,	Six Months Ended June 30,
	2013	2013
	(Unaudited)
	(In Thousands)
Statements of Operations Data:
Revenues
Natural gas	$19,872	$21,522
Condensate and oil	15,703	33,623
NGLs	7,129	9,713
Unrealized hedge loss	(2,152)	(2,152)

Total revenues	40,552	62,706
Expenses
Production taxes	2,012	3,046
Lease operating expenses	3,523	7,210
Transportation, treating and gathering	477	477
Depreciation, depletion and amortization	10,950	20,911
Accretion of asset retirement obligation	172	214
General and administrative expense	7,397	7,397
Litigation settlement expense	1,000	1,000

Total expense	25,531	40,255

(Loss) income from operations	15,021	22,451
Other income (expense)
Interest expense	(8,555)	(8,209)
Investment and other (expense) income	2	2
Foreign transaction gain	(8)	(8)

Income before provision for income taxes	6,460	14,236
Provision for income tax (benefit)	—	—

Net income	6,460	14,236
Dividend on preferred stock	(9,639)	(9,639)

Net (loss) income attributable to common stockholder	$(3,179)	$4,597

Other Financial Data (Unaudited):
EBITDA(3)	$25,965	$43,356
Adjusted EBITDA(3)	$31,261	$48,694

(1)	Pro forma adjustments for the combined statement of operations and Adjusted EBITDA prior to the pending WEHLU Acquisition give effect to the Chesapeake Acquisition, the AMI Election Disposition, the East Texas Disposition, the Senior Notes Offering and use of a portion of the proceeds therefrom to fund the Chesapeake Acquisition, and the issuance and sale of an assumed $100.0 million of Series B Preferred Stock and the application of the net proceeds therefrom as described in “Use of Proceeds” as if they were consummated on January 1, 2012. We currently have orders for $53.5 million of Series B Preferred Stock in this offering and require a minimum of $35 million of confirmed sales to close the Series B Preferred Stock offering. We intend to finance the remainder of the WEHLU Acquisition with some combination of cash on hand, borrowings under our revolving credit facility or from a possible issuance of senior notes. See footnote (y) to the unaudited pro forma combined financial statements incorporated by reference the Prospectuses. Pro forma adjustments after the WEHLU Acquisition also give effect to the pending WEHLU Acquisition as if it was consummated on January 1, 2012. See “— Recent Developments — Chesapeake Acquisition and Related Dispositions,” “— Recent Developments — Senior Notes Offering,” “— Recent Developments — East Texas Disposition” and “— Recent Developments — Pending WEHLU Acquisition” in the Prospectuses.

(2)	Pro forma financial information after the pending WEHLU Acquisition was prepared assuming that the purchase price for the pending WEHLU Acquisition will be funded from pro forma cash on hand and net proceeds from an assumed $100.0 million Series B Preferred Stock offering. We currently have orders for $53.5 million of Series B Preferred Stock in this offering and require a minimum of $35.0 million of confirmed sales to close the Series B Preferred Stock offering. The pending WEHLU Acquisition is expected to be funded from a combination of net proceeds from this offering, cash on hand, borrowings under Gastar USA’s senior revolving credit facility or from a possible offering of senior notes. The actual sources of funding of the purchase price and amounts from the various sources may differ.

(3)	EBITDA and Adjusted EBITDA are not alternative measures of operating results of cash flows from operations, as determined in accordance with GAAP. We have included EBITDA and Adjusted EBITDA because we believe they are indicative measures of operating performance and our ability to meet our debt service requirements and are used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with GAAP.

The following table reconciles net loss in accordance with GAAP to EBITDA and Adjusted EBITDA.

	Pro Forma Gastar USA Prior to WEHLU Acquisition	Pro Forma Gastar USA After WEHLU Acquisition
	Six Months Ended June 30,	Six Months Ended June 30,
	2013	2013
	(Unaudited)
	(In Thousands)
Net (loss) income attributable to common stockholder	$(3,179)	$4,597
Plus:
Dividend expense	9,639	9,639
Depreciation, depletion and amortization	10,950	20,911
Interest expense	8,555	8,209

EBITDA	25,965	43,356
Other adjustments:

Accretion of asset retirement obligation	172	214
Stock option expense	1,966	1,966
Litigation settlement expense(a)	1,000	1,000
Investment income and other	(2)	(2)
Foreign transaction gain	8	8
Unrealized hedge loss	2,152	2,152

Adjusted EBITDA	$31,261	$48,694

(a)	Litigation settlement expense for the six months ended June 30, 2013 resulted from an accrual for settlement of the Chesapeake litigation.

REVISED RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to combined fixed charges and preferred stock dividends and the footnotes thereto included on page S-46 of the Prospectuses are hereby updated and superseded as follows:

	Year Ended December 31,					Six Months Ended June 30, 2013	Pro Forma
	2008	2009	2010	2011	2012		Year Ended December 31, 2012	Six Months Ended June 30, 2013
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (1)	—	4.8x	—	—	—	5.9x	—	1.2x

(1)	The ratio of earnings to fixed charges and preferred stock dividends was less than one-to-one for the years ended December 31, 2008, 2010, 2011 and 2012. Additionally, earnings of $12.5 million, $12.0 million, $1.1 million and $154.2 million, respectively, would have been needed to have a one-to-one ratio of earnings to fixed charges and preferred stock dividends for those periods. On a pro forma basis, the ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. Additionally, earnings of $164.3 million would have been needed to have a one-to-one ratio of earnings to fixed charges and preferred stock dividends for the pro forma year ended December 31, 2012.

The Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends of Gastar USA reflects the transactions, financing assumptions and related adjustments described and made in this pro forma financial information in this free writing prospectus for the period presented. Changes in pending acquisitions, financing assumptions and related adjustments from those reflected herein will change such ratio.

SUMMARY PRO FORMA FINANCIAL DATA

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2013

	Pro Forma Gastar USA Prior to WEHLU Acquisition(1)	Pro Forma Gastar USA After WEHLU Acquisition(2)
	Nine Months Ended September 30,	Nine Months Ended September 30,
	2013	2013
	(Unaudited)
	(In Thousands)
Statements of Operations Data:
Revenues
Natural gas	$28,941	$31,438
Condensate and oil	24,081	52,505
NGLs	10,897	14,913
Unrealized hedge loss	(7,156)	(7,156)

Total revenues	56,763	91,700
Expenses
Production taxes	3,314	4,983
Lease operating expenses	5,157	10,840
Transportation, treating and gathering	624	624
Depreciation, depletion and amortization	18,020	33,439
Accretion of asset retirement obligation	260	323
General and administrative expense	10,935	10,935
Litigation settlement expense	1,000	1,000

Total expense	39,310	62,144

(Loss) income from operations	17,453	29,556
Other income (expense)
Interest expense	(12,039)	(20,219)
Investment and other (expense) income	(5)	(5)
Foreign transaction loss	(11)	(11)

Income before provision for income taxes	5,398	9,321
Provision for income tax (benefit)	—	—

Net income	5,398	9,321
Dividend on preferred stock	(10,711)	(10,711)

Net (loss) income attributable to common stockholder	$(5,313)	$(1,390)

Other Financial Data (Unaudited):
Adjusted EBITDA(3)	$48,798	$76,383

(1)	The summary unaudited pro forma statement of operations information prior to the pending WEHLU Acquisition for the nine months ended September 30, 2013 presented above is derived from the unaudited historical financial statements of the Gastar USA and the unaudited statements of revenues less direct operating expenses of the assets acquired in the Chesapeake Acquisition. Pro forma adjustments for the combined statement of operations and Adjusted EBITDA prior to the pending WEHLU Acquisition give effect to the Chesapeake Acquisition, the AMI Election Disposition, the East Texas Disposition, the Senior Notes Offering completed May 2013 and use of a portion of the proceeds therefrom to fund the Chesapeake Acquisition, the proposed sale of $53.5 million of Series B Preferred Stock and the application of the net proceeds therefrom as described in “Use of Proceeds” as if they were consummated on January 1, 2012. See “— Recent Developments — Chesapeake Acquisition and Related Dispositions,” and “— Recent Developments — Senior Notes Offering,” “— Recent Developments — East Texas Disposition” in the Prospectuses.

(2)	The summary unaudited pro forma statement of operations information after the WEHLU Acquisition for the nine months ended September 30, 2013 is derived from the unaudited historical financial statements of the Gastar USA and the unaudited statements of revenues less direct operating expenses of the assets acquired in the Chesapeake Acquisition and the assets to be acquired in the WEHLU Acquisition. Pro forma adjustments for the combined statement of operations and Adjusted EBITDA after the pending WEHLU Acquisition give effect to the pending WEHLU Acquisition, the Chesapeake Acquisition, the AMI Election Disposition, the East Texas Disposition, the Senior Notes Offering completed May 2013 and use of a portion of the proceeds therefrom to fund the Chesapeake Acquisition, the proposed sale of $53.5 million of Series B Preferred Stock and the and the application of the net proceeds therefrom as described in “Use of Proceeds” and the proposed issuance of $125.0 million of additional senior secured notes and the use of proceeds therefrom to fund the WEHLU Acquisition as if they were consummated on January 1, 2012. The issuance of the $125.0 million of additional senior secured notes is conditioned on the satisfaction of all conditions to the closing of the pending WEHLU Acquisition except for the payment of the purchase price. For more information concerning the pro forma assumptions and adjustments for the above summary pro forma, information see the unaudited pro forma combined financial information filed as Exhibit 99.1 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC by Gastar USA and Parent. Please also see “— Recent Developments — Chesapeake Acquisition and Related Dispositions,” “— Recent Developments — Senior Notes Offering,” “— Recent Developments — East Texas Disposition” and “— Recent Developments — Pending WEHLU Acquisition” in the Prospectuses.

(3)	EBITDA and Adjusted EBITDA are not alternative measures of operating results of cash flows from operations, as determined in accordance with GAAP. We have included EBITDA and Adjusted EBITDA because we believe they are indicative measures of operating performance and our ability to meet our debt service requirements and are used by investors and analysts to evaluate companies with our capital structure. As presented by us, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA and Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income, net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with GAAP.

The following table reconciles net loss in accordance with GAAP to EBITDA and Adjusted EBITDA.

	Pro Forma Gastar USA Prior to WEHLU Acquisition	Pro Forma Gastar USA After WEHLU Acquisition
	Nine Months Ended September 30,	Nine Months Ended September 30,
	2013	2013
	(Unaudited)
	(In Thousands)
Net (loss) income attributable to common stockholder	$(5,313)	$(1,390)
Plus:
Dividend expense	10,711	10,711
Depreciation, depletion and amortization	18,020	33,439
Interest expense	12,039	20,219

EBITDA	34,457	62,979
Other adjustments:

Accretion of asset retirement obligation	260	323
Stock option expense	2,540	2,540
Litigation settlement expense(a)	1,000	1,000
Investment income and other	5	5
Foreign transaction gain	11	11
Non-recurring general and administrative costs related to acquisition of assets	1,710	1,710
Non-recurring severance costs related to property divestment	659	659
Unrealized hedge loss	7,156	7,156

Adjusted EBITDA	$48,798	$76,383

(a)	Litigation settlement expense for the nine months ended September 30, 2013 resulted from an accrual for settlement of the Chesapeake litigation.

PRO FORMA RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Pro Forma
	Year Ended December 31, 2012	Nine Months Ended September 30, 2013
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (1)	—	—

(1)	The Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the nine months ended September 30, 2013 was less than one-to-one for the nine months ended September 30, 2013 and for the year ended December 31, 2012. Additional earnings of $3.5 million and $171.0 million would have been needed to have a one-to-one ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively. The pro forma ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2012 presented here differs from the presentation for the six months ended June 30, 2013 above for the same period under “Revised Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” due to the differences in pro forma assumptions for each presentation, specifically the presentation for the nine months ended September 30, 2013 assumes $53.5 million of Series B Preferred Stock is issued as opposed to $100.0 million and also assumes $125.0 million of additional senior notes are issued to fund the WEHLU Acquisition.

The Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends for the Nine Months Ended September 30, 2013 reflects the transactions, financing assumptions and related adjustments described and made in this pro forma financial information in this free writing prospectus for the period presented. Changes in pending acquisitions, financing assumptions and related adjustments from those reflected herein will change such ratio.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE PROSPECTUS SUPPLEMENT AND THE OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY WRITTEN REQUEST TO GASTAR EXPLORATION USA, INC., 1331 LAMAR, SUITE 650, HOUSTON, TEXAS 77010, ATTENTION: INVESTOR RELATIONS.

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